EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

NMI Holdings, Inc.
Emeryville, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 14, 2013, relating to the consolidated financial statements, of NMI Holdings, Inc. (A Development Stage Company), appearing in the Company’s Final prospectus dated November 7, 2013 and filed with the Commission on November 8, 2013 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s registration statement on Form S-1 (File No. 333-191635)
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP
San Francisco, California

November 25, 2013